Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS RECEIVES ADDITIONAL TIME TO REGAIN
COMPLIANCE WITH NASDAQ’S MINIMUM BID PRICE RULE

--Company Now Has Until April 27, 2009 to Regain Compliance with
 $1.00 Minimum Bid Price Rule--

TUSTIN, Calif., October 23, 2008 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical stage biopharmaceutical company developing monoclonal antibodies for the treatment of cancer and serious virus infections, today announced that it has received a letter from NASDAQ that provides Peregrine with additional time to regain compliance with the minimum bid price rule.  Peregrine now has until April 27, 2009 to regain compliance with NASDAQ’s $1.00 minimum bid price rule in order to remain listed on The Nasdaq Stock Market.  This extension was granted as part of NASDAQ’s recently announced temporary suspension of the minimum bid price and market value requirements for all NASDAQ-listed companies.

As previously announced, Peregrine received a letter from NASDAQ on September 16, 2008 informing the company that the Nasdaq Listing Qualifications Panel had granted Peregrine's request to remain listed on NASDAQ, subject to the condition that on or before January 20, 2009, Peregrine must have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.  This deadline is now extended until April 27, 2009.

Peregrine also announced that at the company’s Annual Meeting of Stockholders held on October 21, 2008, stockholders approved a proposal that provides the company’s Board of Directors with discretionary authority over the course of the next year to implement a reverse split of the issued and outstanding shares of Peregrine's common stock as a potential remedy to regain compliance with the $1.00 minimum bid price rule.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and serious virus infections. The company is pursuing three separate clinical programs in cancer and HCV infection with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (http://www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at http://www.peregrineinc.com.

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